Exhibit 24.1

POWER OF ATTORNEY


The undersigned constitutes and appoints LAURA J. SCHUMACHER, JOHN A. BERRY, RICHARD E.GREEN and STEVEN L SCROGRAM, and each of them individually, as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in the undersigned's name, place and stead, to prepare and sign any and all Securities and Exchange Commission ("SEC") Notices of Proposed Sales of Securities pursuant to Rule 144 under the Securities Act of 1933 on Form 144, all SEC statements on Forms 3, 4 and 5 as required under
Section 16(a) of the Securities Exchange Act of 1934,and any amendments to such forms, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done under said
Rule 144 and Section 16(a), as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the SEC. The authorization set forth above shall continue in full force and effect until the undersigned is no longer required to file Forms 144, 3, 4, or 5 or if earlier, until the undersigned revokes such authorization by written instructions to the attorney-in-fact.



Date:  December 19, 2008

/s/ Thomas C. Freyman
Signature of Reporting Person

Thomas C. Freyman
Name